Exhibit 99.1

FOR IMMEDIATE RELEASE
August 3, 2011

CONTACT		INVESTOR
President and CEO		Jeffrey Weaver,
972.931.5311

SP Bancorp, Inc. Appoints Lora Villarreal to Board of Directors

PLANO, TEXAS – August 3, 2011 – SP Bancorp, Inc. (Nasdaq Capital Market: SPBC) (the “Company”), the holding company for SharePlus Federal Bank (the “Bank”), today announced the appointment of Dr. Lora Villarreal to its board of directors.

Dr. Villarreal is executive vice president and chief people officer for ACS, A Xerox Company, the world’s leader in business process and document management.  With more than 20 years of business and human resources experience, she previously served as president of the Human Resources Group, Inc. and as vice president, Human Resources, for Transamerica Real Estate Information Companies.  In addition, she has held various executive positions with First Data Resources.  Dr. Villarreal is active in numerous charitable and civic organizations, including Leadership Dallas, the Executive Women’s Council, Greater Dallas Chamber of Commerce, Greater Dallas Hispanic Chamber of Commerce and the Society for Human Resources Management. She currently serves on the board of directors of Buck Consultants, the Dallas Zoological Society, Bellevue University and Our Lady of Perpetual Help School.  Named the 2011 Woman of the Year by the Texas Diversity Council, Dr. Villarreal holds a bachelor of science degree from Bellevue University, a master of science degree from Central Michigan University and a Ph.D. in philosophy and management from California Coast University.

“We are extremely pleased to welcome Lora to the SP Bancorp board of directors,” said Chairman Paul Zmigrosky.  “Through her rich career spanning human resources, administration and business, she has demonstrated remarkable leadership capabilities. She brings a wealth of experience and valuable perspectives that make her a tremendous asset to the bank.  We look forward to the benefit of her perspectives as a board member of SP Bancorp and SharePlus Federal Bank.”

Dr. Villarreal replaces Rich Holland, vice chairman, who recently accepted a position with Deutsche Bank in New York City. Rich has served on the board since 2005. “We want to thank Rich for his tremendous contribution to the SP Bancorp board of directors,” Mr. Zmigrosky said.  “His leadership has been critical to our successful conversion to a public company and his insights have been invaluable to the board and the management group over the last six years. We wish him great success in his future endeavors.”

About SP Bancorp, Inc.

SP Bancorp, Inc. is the holding company for SharePlus Federal Bank, a federally chartered savings bank originally chartered in 1958. The Bank offers a full range of community banking products and services out of its seven branches, four of which are located near the Bank’s headquarters in Plano, Texas; two of which are located in Louisville, Kentucky; and one of which is located in Irvine, California. Shares of the common stock of SP Bancorp, Inc. trade on the Nasdaq Capital Market under the ticker symbol “SPBC.” The Company maintains a website at www.shareplus.com that includes information on the Company and the Bank, including the Bank’s products and services, branch locations and hours, current Company financial information, and links to Company filings with the Securities and Exchange Commission.